Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, contact:

Chris Manuel

Vice President of Investor Relations

567-336-2600

Chris.Manuel@o-i.com

O-I GLASS REPORTS FIRST QUARTER 2025 RESULTS

Strong Start to 2025 as ‘Fit to Win’ Takes Hold

Reaffirming Full Year 2025 Guidance

PERRYSBURG, Ohio (April 29, 2025) – O-I Glass, Inc. (“O-I”) (NYSE: OI) today reported financial results for the first quarter ended March 31, 2025.

	Net Earnings (Loss) Attributable to the Company Per Share (Diluted)		Earnings Before Income Taxes $M
	1Q25	1Q24	1Q25	1Q24
Reported	($0.10)	$0.45	$18	$117
	Adjusted Earnings Earnings Per Share (Diluted)		Segment Operating Profit $M
	1Q25	1Q24	1Q25	1Q24
Non – GAAP	$0.40	$0.45 (no adjustments reported)	$209	$235

"O-I demonstrated strong performance in the first quarter of 2025, as our ‘Fit to Win’ strategy takes hold and we make significant progress towards becoming a more competitive and profitable company. While reported earnings were down from the prior year primarily due to restructuring actions, adjusted earnings surpassed our plan. Shipments increased across both the Americas and Europe and we achieved $61 million in Fit To Win benefits which exceeded our projections. This helped offset expected net price pressure and the impact of temporary production curtailments aimed at rebalancing inventory levels. Momentum is building, and we remain confident in achieving our savings targets of at least $250 million in 2025 and $650 million cumulatively by 2027," said Gordon Hardie, O-I Glass CEO.

“We are reaffirming our 2025 guidance and anticipate adjusted earnings will increase between 50 to 85 percent from 2024 levels. We have started the year strong, and we are successfully managing the elements within our control. This outlook may not fully reflect the potential impact of sustained elevated uncertainty across the value chain related to changing global trade policies.”

“Importantly, we remain focused on executing our long-term value creation roadmap. This will enhance our competitive position, enable profitable growth and create substantial shareholder value,” concluded Hardie.

Net sales in the first quarter of 2025 were in-line with prior year period at $1.6 billion as approximately 4.4 percent sales volume growth (in tons) was offset by unfavorable foreign currency translation and lower average selling prices. Year-to-date through April, shipments were up approximately 3 percent and reflected softer demand recently amid uncertainty of new tariff policies.

Earnings before income taxes was $18 million in the first quarter of 2025 which was down from $117 million in the prior year period primarily due to items not considered representative of ongoing operations, including $80 million of restructuring and asset impairment charges related to the Fit To Win initiative. Furthermore, earnings before income taxes also reflected lower segment operating profit which was partially offset by lower retained corporate and other costs.

Segment operating profit was $209 million in the first quarter compared to $235 million in the same period of 2024.

•	Americas: Segment operating profit in the Americas was $141 million compared to $102 million in the prior year period. Segment operating profit benefited from more than 4 percent sales volume growth (in tons) while net price was stable. Favorable operating costs reflected strong savings from the company’s Fit To Win program and benefited from a $7 million settlement of an insurance claim. Segment operating profit also included $2 million from unfavorable foreign currency translation.

•	Europe: Segment operating profit in Europe was $68 million compared to $133 million in the prior year period. Despite sales volume growth (in tons) of nearly 4 percent, segment operating profit declined due to lower net price given elevated competitive pressures, as well as higher operating costs mostly due to temporary production curtailments to reduce inventory levels which more than offset Fit To Win initiative benefits. Segment operating profit was impacted by $2 million from unfavorable foreign currency translation.

Retained corporate and other costs were $30 million, down from $40 million in the first quarter of 2024 due to lower corporate spending. Net interest expense totaled $81 million compared to $78 million in the prior year.

Net loss attributable to the company was $0.10 per share in the first quarter of 2025 compared to net earnings of $0.45 per share (diluted) in the prior year period.

Adjusted earnings were $0.40 per share (diluted) in the first quarter of 2025, compared to $0.45 earnings per share (diluted and no adjustments reported) in the prior year quarter.

2025 Outlook

	2025 Guidance (Unchanged)	2024 Actual
Adjusted Earnings Per Share (EPS)	$1.20 - $1.50	$0.81
Free Cash Flow – Source / (Use) ($M)	$150 - $200	($128)

O-I is reaffirming its previously communicated 2025 guidance.

The company anticipates 2025 adjusted EPS will be in the range of $1.20 to $1.50 per share, representing a 50 to 85 percent increase from 2024 levels. Furthermore, the company expects free cash flow of between $150 and $200 million in 2025, a significant improvement from the $128 million use of cash in 2024.

Guidance primarily reflects the company’s current view on sales and production volume, mix and working capital trends; it may not fully reflect the potential impact of tariffs on U.S. imports or retaliatory tariffs on U.S. exports. O-I’s adjusted earnings outlook assumes foreign currency rates as of April 28, 2025, and a full-year adjusted effective tax rate of approximately 33 to 36 percent. The earnings and cash flow guidance ranges may not fully reflect uncertainty in macroeconomic conditions, currency rates, energy and raw materials costs, supply chain disruptions, labor challenges, and success in global profitability improvement initiatives, among other factors.

Conference Call Scheduled for April 30, 2025

O-I’s management team will conduct a conference call to discuss the company’s latest results on Wednesday, April 30, 2025, at 8:00 a.m. EDT A live webcast of the conference call, including presentation materials, will be available on the O-I website, www.o-i.com/investors, in the News and Events section. A replay of the call will be available on the website for a year following the event.

Contact: Sasha Sekpeh, 567-336-5128 – O-I Investor Relations

In accordance with guidance provided by the SEC regarding the use of company websites and social media channels to disclose material information, O-I wishes to notify investors, media, and other interested parties that it uses its website (www.o-i.com/investors) to publish important information about O-I, including information that may be deemed material to investors, or supplemental to information contained in this or other press releases. The list of websites and social media channels that O-I uses may be updated on O-I’s media and website from time to time. O-I encourages investors, media, and other interested parties to review the information the company may publish through its website and social media channels as described above, in addition to the company’s SEC filings, press releases, conference calls, and webcasts.

O-I’s second quarter 2025 earnings conference call is currently scheduled for Wednesday, July 30, 2025 at 8:00 a.m. EDT.

About O-I Glass

At O-I Glass, Inc. (NYSE: OI), we love glass, and we are proud to be one of the leading producers of glass bottles and jars around the globe. Glass is not only beautiful, it is also pure, healthy, and completely recyclable, making it the most sustainable rigid packaging material. Headquartered in Perrysburg, Ohio (USA), O-I is the preferred partner for many of the world’s leading food and beverage brands. We innovate in line with customers’ needs to create iconic packaging that builds brands around the world. Led by our diverse team of approximately 21,000 people across 69 plants in 19 countries, O-I achieved net sales of $6.5 billion in 2024. Learn more about us:: o-i.com / Facebook / Twitter / Instagram / LinkedIn

Non-GAAP Financial Measures

The company uses certain non-GAAP financial measures, which are measures of its historical or future financial performance that are not calculated and presented in accordance with GAAP, within the meaning of applicable SEC rules. Management believes that its presentation and use of certain non-GAAP financial measures, including adjusted earnings, adjusted earnings per share, free cash flow, segment operating profit, segment operating profit margin and adjusted effective tax rate provide relevant and useful supplemental financial information that is widely used by analysts and investors, as well as by management in assessing both consolidated and business unit performance. These non-GAAP measures are reconciled to the most directly comparable GAAP measures and should be considered supplemental in nature and should not be considered in isolation or be construed as being more important than comparable GAAP measures.

Adjusted earnings relates to net earnings (loss) attributable to the company, exclusive of items management considers not representative of ongoing operations and other adjustments because such items are not reflective of the company’s principal business activity, which is glass container production. Adjusted earnings are divided by weighted average shares outstanding (diluted) to derive adjusted earnings per share. Segment operating profit relates to earnings before interest expense, net, and before income taxes and is also exclusive of items management considers not representative of ongoing operations as well as certain retained corporate costs and other adjustments. Segment operating profit margin is calculated as segment operating profit divided by segment net sales. Adjusted effective tax rate relates to provision for income taxes, exclusive of items management considers not representative of ongoing operations and other adjustments divided by earnings before income taxes, exclusive of items management considers not representative of ongoing operations and other adjustments. Management uses adjusted earnings, adjusted earnings per share, segment operating profit, segment operating profit margin and adjusted effective tax rate to evaluate its period-over-period operating performance because it believes these provide useful supplemental measures of the results of operations of its principal business activity by excluding items that are not reflective of such operations.  The above non-GAAP financial measures may be useful to investors in evaluating the underlying operating performance of the company’s business as these measures eliminate items that are not reflective of its principal business activity.

Further, free cash flow relates to cash provided by operating activities less cash payments for property, plant, and equipment. Management has historically used free cash flow to evaluate its period-over-period cash generation performance because it believes these have provided useful supplemental measures related to its principal business activity. It should not be inferred that the entire free cash flow amount is available for discretionary expenditures, since the company has mandatory debt service requirements and other non-discretionary expenditures that are not deducted from these measures. Management uses non-GAAP information principally for internal reporting, forecasting, budgeting and calculating compensation payments.

The company routinely posts important information on its website – www.o-i.com/investors.

Forward-Looking Statements

This press release contains “forward-looking” statements related to O-I Glass, Inc. (“O-I Glass” or the “company”) within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Section 27A of the Securities Act of 1933, as amended. Forward-looking statements reflect the company’s current expectations and projections about future events at the time, and thus involve uncertainty and risk. The words “believe,” “expect,” “anticipate,” “will,” “could,” “would,” “should,” “may,” “plan,” “estimate,” “intend,” “predict,” “potential,” “continue,” “target,” “commit,” and the negatives of these words and other similar expressions generally identify forward-looking statements.

It is possible that the company’s future financial performance may differ from expectations due to a variety of factors including, but not limited to the following: (1) the company’s ability to achieve expected benefits from cost management, efficiency improvements, and profitability initiatives, such as its Fit to Win program, including expected impacts from production curtailments, reduction in force and furnace closures, (2) the general political, economic, legal and competitive conditions in markets and countries where the company has operations, including uncertainties related to economic and social conditions, trade policies and disputes, financial market conditions, disruptions in the supply chain, competitive pricing pressures, inflation or deflation, changes in tax rates, changes in laws or policies, legal proceedings involving the company, war, civil disturbance or acts of terrorism, natural disasters, public health issues and weather, (3) cost and availability of raw materials, labor, energy and transportation (including impacts related to the current Ukraine-Russia and Israel-Hamas conflicts and disruptions in supply of raw materials caused by transportation delays), (4) competitive pressures from other glass container producers and alternative forms of packaging or consolidation among competitors and customers, (5) changes in consumer preferences or customer inventory management practices, (6) the continuing consolidation of the company’s customer base, (7) the company’s ability to improve its glass melting technology, known as the MAGMA program, and implement it in a manner to deliver economic profit within the timeframe expected in addition to successfully achieving key production and commercial milestones, (8) unanticipated supply chain and operational disruptions, including higher capital spending, (9) seasonality of customer demand, (10) the failure of the company’s joint venture partners to meet their obligations or commit additional capital to the joint venture, (11) labor shortages, labor cost increases or strikes, (12) the company’s ability to acquire or divest businesses, acquire and expand plants, integrate operations of acquired businesses and achieve expected benefits from acquisitions, divestitures or expansions, (13) the company’s ability to generate sufficient future cash flows to ensure the company’s goodwill is not impaired, (14) any increases in the underfunded status of the company’s pension plans, (15) any failure or disruption of the company’s information technology, or those of third parties on which the company relies, or any cybersecurity or data privacy incidents affecting the company or its third-party service providers, (16) risks related to the company’s indebtedness or changes in capital availability or cost, including interest rate fluctuations and the ability of the company to generate cash to service indebtedness and refinance debt on favorable terms, (17) risks associated with operating in foreign countries, (18) foreign currency fluctuations relative to the U.S. dollar, (19) changes in tax laws or global trade policies, (20) the company’s ability to comply with various environmental legal requirements, (21) risks related to recycling and recycled content laws and regulations, (22) risks related to climate-change and air emissions, including related laws or regulations and increased ESG scrutiny and changing expectations from stakeholders, and the other risk factors discussed in the company's filings with the Securities and Exchange Commission.

It is not possible to foresee or identify all such factors. Any forward-looking statements in this document are based on certain assumptions and analyses made by the company in light of its experience and perception of historical trends, current conditions, expected future developments, and other factors it believes are appropriate in the circumstances. Forward-looking statements are not a guarantee of future performance and actual results or developments may differ materially from expectations. While the company continually reviews trends and uncertainties affecting the company’s results of operations and financial condition, the company does not assume any obligation to update or supplement any particular forward-looking statements contained in this document.

O-I GLASS, INC.

Condensed Consolidated Results of Operations

(Dollars in millions, except per share amounts)

	Three months ended March 31
Unaudited	2025	2024
Net sales	$1,567	$1,593
Cost of goods sold	(1,287)	(1,275)

Gross profit	280	318

Selling and administrative expense	(109)	(123)
Research, development and engineering expense	(13)	(21)
Interest expense, net	(81)	(78)
Equity earnings	23	25
Other expense, net	(82)	(4)

Earnings before income taxes	18	117

Provision for income taxes	(30)	(41)

Net earnings (loss)	(12)	76

Net earnings attributable to noncontrolling interests	(4)	(4)

Net earnings (loss) attributable to the Company	$(16)	$72

Basic earnings per share:
Net earnings (loss) attributable to the Company	$(0.10)	$0.46
Weighted average shares outstanding (thousands)	153,708	154,273

Diluted earnings per share:
Net earnings (loss) attributable to the Company	$(0.10)	$0.45
Weighted average diluted shares outstanding (thousands)	153,708	158,467

O-I GLASS, INC.

Condensed Consolidated Balance Sheets

(Dollars in millions)

	March 31,	December 31,	March 31,
Unaudited	2025	2024	2024
Assets
Current assets:
Cash and cash equivalents	$424	$734	$395
Trade receivables, net	758	572	801
Inventories	985	963	1,210
Prepaid expenses and other current assets	224	209	254
Total current assets	2,391	2,478	2,660

Property, plant and equipment, net	3,381	3,296	3,551
Goodwill	1,365	1,321	1,458
Intangibles, net	193	198	250
Other assets	1,399	1,361	1,490
Total assets	$8,729	$8,654	$9,409

Liabilities and Share Owners' Equity
Current liabilities:
Accounts payable	$1,026	$1,142	$1,170
Short-term loans and long-term debt due within one year	226	416	815
Other liabilities	679	602	617
Total current liabilities	1,931	2,160	2,602

Long-term debt	4,786	4,553	4,119
Other long-term liabilities	763	736	862
Share owners' equity	1,249	1,205	1,826
Total liabilities and share owners' equity	$8,729	$8,654	$9,409

O-I GLASS, INC.

Condensed Consolidated Cash Flows

(Dollars in millions)

	Three months ended
	March 31
Unaudited	2025	2024
Cash flows from operating activities:
Net earnings (loss)	$(12)	$76
Non-cash charges
Depreciation and amortization	118	125
Pension expense	7	8
Restructuring, asset impairment and related charges	82
Stock-based compensation expense	4	7
Legacy environmental charge	4
Gain on sale of miscellaneous assets	(6)
Cash payments
Pension contributions	(7)	(3)
Cash paid for restructuring activities	(28)	(10)
Change in components of working capital (a)	(314)	(492)
Other, net (b)	(19)	19
Cash utilized in operating activities	(171)	(270)

Cash flows from investing activities:
Cash payments for property, plant and equipment	(135)	(213)
Net cash proceeds on sale of misc. assets	13
Net cash proceeds (payments) for hedging activities	2	(2)
Cash utilized in investing activities	(120)	(215)

Cash flows from financing activities:
Changes in borrowings, net	(16)	6
Shares repurchased	(10)	(10)
Other, net(c)	(7)	(13)
Cash utlilized in financing activities	(33)	(17)
Effect of exchange rate fluctuations on cash	14	(16)
Change in cash	(310)	(518)
Cash at beginning of period	734	913
Cash at end of period	$424	$395

(a)	The Company uses various factoring programs to sell certain receivables to financial institutions as part of managing its cash flows. At March 31, 2025, December 31, 2024 and March 31, 2024, the amount of receivables sold by the Company was $504 million, $535 million and $525 million, respectively. For the three months ended March 31, 2025 and 2024, the Company's use of its factoring programs resulted in decreases of $31 million and $17 million to cash from operating activities, respectively.

(b)	Other, net includes other non-cash charges plus other changes in non-current assets and liabilities.

(c)	Other, net includes share settlement activity.

O-I GLASS, INC.

Reportable Segment Information and Reconciliation to Earnings Before Income Taxes

(Dollars in millions)

	Three months ended March 31
Unaudited	2025	2024
Net sales:
Americas	$873	$854
Europe	667	709
Reportable segment totals	1,540	1,563
Other	27	30
Net sales	$1,567	$1,593

Earnings before income taxes	$18	$117
Items excluded from segment operating profit:
Retained corporate costs and other	30	40
Items not considered representative of ongoing operations (a)	80
Interest expense, net	81	78
Segment operating profit (a):	$209	$235

Americas	$141	$102
Europe	68	133
Reportable segment totals	$209	$235

Ratio of earnings before income taxes to net sales	1.1%	7.3%

Segment operating profit margin (b):
Americas	16.2%	11.9%
Europe	10.2%	18.8%

Reportable segment margin totals	13.6%	15.0%

(a)	Segment operating profit consists of consolidated earnings before interest expense, net, and before income taxes and excludes amounts related to certain items that management considers not representative of ongoing operations as well as certain retained corporate costs and other adjustments.

The Company presents information on segment operating profit because management believes that it provides investors with a measure of operating performance separate from the level of indebtedness or other related costs of capital. The most directly comparable GAAP financial measure to segment operating profit is earnings before income taxes. The Company presents segment operating profit because management uses the measure, in combination with net sales and selected cash flow information, to evaluate performance and to allocate resources.

(b)	Segment operating profit margin is segment operating profit divided by segment net sales.

O-I GLASS, INC.

Reconciliation for Adjusted Earnings

(Dollars in millions, except per share amounts)

The reconciliation below describes the items that management considers not representative of ongoing operations.

Unaudited

	Three months ended March 31		Year ended December 31
	2025	2024	2024
Net earnings (loss) attributable to the Company	$(16)	$72	$(106)
Items impacting equity earnings
Equity investment impairment			25
Restructuring, asset impairment and other charges			2
Items impacting other income (expense), net:
Restructuring, asset impairment and other charges	82		204
Legacy environmental charge	4		11
Gain on sale of miscellaneous assets	(6)		(6)
Pension settlement charges			5
Items impacting interest expense:
Charges for note repurchase premiums and write-off of finance fees			2
Items impacting income tax:
Net expense (benefit) for income tax on items above	(1)		(11)
Items impacting net earnings attributable to noncontrolling interests:
Net impact of noncontrolling interests on items above			1
Total adjusting items (non-GAAP)	$79	$-	$233

Adjusted earnings (non-GAAP)	$63	$72	$127

Diluted average shares (thousands)	153,708	158,467	154,552

Net earnings per share (diluted)	$(0.10)	$0.45	$(0.69)
Adjusted earnings per share (non-GAAP)(a)	$0.40	$0.45	$0.81

(a) For purposes of computing adjusted earnings per share, the diluted average shares (in thousands) are 155,794 for the three months ended March 31, 2025.

The Company is unable to present a quantitative reconciliation of its forward-looking non-GAAP measure, adjusted earnings and adjusted earnings per share, for the periods ending after March 31, 2025 to its most directly comparable GAAP financial measure, net earnings (loss) attributable to the Company, because management cannot reliably predict all of the necessary components of this GAAP financial measure without unreasonable efforts.  Net earnings (loss) attributable to the Company includes several significant items, such as restructuring charges, asset impairment charges, charges for the write-off of finance fees, and the income tax effect on such items.  The decisions and events that typically lead to the recognition of these and other similar items are complex and inherently unpredictable, and the amount recognized for each item can vary significantly.  Accordingly, the Company is unable to provide a reconciliation of adjusted earnings and adjusted earnings per share to  net earnings (loss) attributable to the Company or address the probable significance of the unavailable information, which could be material to the Company's future financial results.

O-I GLASS, INC.

Changes in Net Sales and Segment Operating Profit for Reportable Segments

(Dollars in millions)

Unaudited

	Three months ended March 31
	Americas	Europe	Total
Net sales for reportable segments- 2024	$854	$709	$1,563
Effects of changing foreign currency rates (a)	(59)	(14)	(73)
Price	30	(46)	(16)
Sales volume & mix	48	18	66
Total reconciling items	19	(42)	(23)
Net sales for reportable segments- 2025	$873	$667	$1,540

	Three months ended March 31
	Americas	Europe	Total
Segment operating profit - 2024	$102	$133	$235
Effects of changing foreign currency rates (a)	(2)	(2)	(4)
Net price (net of cost inflation)	(1)	(38)	(39)
Sales volume & mix	11	6	17
Operating costs	31	(31)	-
Total reconciling items	39	(65)	(26)
Segment operating profit - 2025	$141	$68	$209

(a)	Currency effect on net sales and segment operating profit determined by using 2025 foreign currency exchange rates to translate 2024 local currency results.

Unaudited

O-I GLASS, INC.
Reconciliation to Free Cash Flow
(Dollars in millions)

		Forecast
	Year Ended	for Year Ended
	December 31, 2024	December 31, 2025
Cash provided by operating activities	$489	$600
Cash payments for property, plant and equipment	(617)	(400 to 450)
Free cash flow (non-GAAP)	$(128)	$150 to 200

The Company is unable to present a quantitative reconciliation of its forward-looking non-GAAP measure, adjusted effective tax rate, for the year ending December 31, 2025, to its most directly comparable GAAP financial measure, provision for income taxes divided by earnings before income taxes, because management cannot reliably predict all of the necessary components of these GAAP financial measures without unreasonable efforts. Earnings before income taxes includes several significant items, such as restructuring charges, asset impairment charges, charges for the write-off of finance fees, and the provision for income taxes would include the income tax effect on such items. The decisions and events that typically lead to the recognition of these and other similar items are complex and inherently unpredictable, and the amount recognized for each item can vary significantly. Accordingly, the Company is unable to provide a reconciliation of adjusted effective tax rate to earnings (loss) before income taxes divided by provision for income taxes or address the probable significance of the unavailable information, which could be material to the Company's future financial results.